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                                      EXHIBIT 1

                                    TELIDENT, INC.

                              CERTIFICATE OF DESIGNATION
                       OF SERIES II CONVERTIBLE PREFERRED STOCK


    I, the undersigned, as Secretary of Telident, Inc., a Minnesota corporation (the "Corporation"), do hereby certify that the Board of Directors of the Corporation unanimously resolved, on July 23, 1997, to establish a class of Preferred Stock as permitted in Article III of the Corporation's Articles of Incorporation, as amended, in accordance with the following resolutions:

    RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed to issue 1,111,111 shares of the Corporation's Preferred Stock and Warrants to purchase 1,250,000 shares of Common Stock of the Corporation to the Purchaser identified in that certain Stock Purchase Agreement dated July 23, 1997 by and among the Corporation and the Purchaser named therein (the "Stock Purchase Agreement"), in consideration for which the Purchaser shall pay the Corporation $1,250,000.00, such amount to be paid by wire transfer concurrently with the issuance of the Corporation's stock certificates representing said shares and warrants.

    FURTHER RESOLVED, that such shares of Preferred Stock shall be referred to as the Series II Convertible Preferred Stock of the Corporation (the "Series II Preferred Stock") and shall have the following relative rights and preferences:

                                     ARTICLE 24.

    TERMS OF THE SERIES II CONVERTIBLE PREFERRED STOCK:

    24.1   VOTING PRIVILEGES.

    (a) GENERAL. Each holder of Series II Preferred Stock shall have that number of votes on all matters submitted to the stockholders that is equal to the number of shares of Common Stock into which such holder's shares of Series II Preferred Stock are then convertible, as hereinafter provided. Except as provided herein or as otherwise required by agreement or law, all shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the stockholders.

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    (b)    NO CUMULATIVE VOTING.  No holder of shares of Series II Preferred
Stock of the Corporation shall have any cumulative voting rights.

    (c) MERGERS, CONSOLIDATIONS AND DISPOSITIONS OF ASSETS. Without the affirmative vote or written consent of a majority of the holders (acting together as a class) of the shares of Series II Preferred Stock at the time outstanding, the Corporation shall not enter into any agreement or understanding to (i) merge or consolidate the Corporation into or with another corporation, (ii) merge or consolidate any other corporation into or with the Corporation, (iii) effectuate a plan of exchange between the Corporation and any other corporation, or (iv) sell, transfer or dispose of all or substantially all of the assets of the Corporation; (v) amend the Certificate; and (vi) issue any shares of the Corporation's capital stock which have rights and preferences greater than those of the Series II Preferred Stock.

    24.2   DIVIDENDS.

    In the event any dividend or distribution is declared or made with respect to outstanding shares of Common Stock or series I convertible preferred stock, a comparable dividend or distribution must be simultaneously declared or made with respect to the outstanding shares of Series II Preferred Stock. In the event any dividend or distribution is declared or made with respect to the Common Stock, each holder of shares of Series II Preferred Stock shall be paid such comparable dividend or receive such comparable distribution on the basis of the number of shares of Common Stock into which such holder's shares of such Series II Preferred Stock are then convertible, as hereinafter provided. All rights of the holders of the Series II Preferred Stock to receive dividends shall be equal to the rights of series I convertible preferred stock of the Corporation.

    Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.

    24.3   OTHER TERMS OF THE SERIES II PREFERRED STOCK.

    (a) LIQUIDATION PREFERENCE. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series II Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to the Per Share Purchase Price (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), plus dividends unpaid and accumulated or accrued thereon. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation payment shall be made to the holders of shares of Series II Preferred Stock in the amounts herein fixed before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class of shares of the Corporation ranking junior to the Series II Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series II Preferred Stock the full amounts to which they respectively shall be entitled, the holders of such shares shall share pro rata in any such distribution in proportion to the full amounts to which such holders would otherwise be entitled.

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    Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series II Preferred Stock to convert such shares at any time and from time to time in accordance with subparagraph (2) below.

    (b) CONVERSION RIGHT. For one (1) year after the Closing Date as set forth in the Stock Purchase Agreement, at the option of the holders thereof, all or any portion of the shares of Series II Preferred Stock shall be convertible into Common Stock of the Corporation as set forth herein, at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors may designate). A holder shall provide the Corporation with written notice of its intent to convert (the "Conversion Notice"), such notice to be effective upon receipt by the Corporation. Upon any such conversion, each share of Series II Preferred Stock shall be converted into that number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation as follows: (x) if the Average Price, as defined herein, is equal to or greater than the Per Share Purchase Price, then each share of Series II Preferred Stock shall be converted into one (1) share of Common Stock; and (y) if the Average Price is less than the Per Share Purchase Price, then each share of Series II Preferred Stock shall be converted into that number of shares of Common Stock equal to (i) the Per Share Purchase Price, divided by (ii) eighty percent (80%) of the Average Price. The "Average Price" is the average of the middle between the bid price and the ask price per share for shares of Common Stock of the Corporation, for the ten
(10) trading days immediately prior to the date on which the Corporation receives the Conversion Notice. The following provisions shall govern such right of conversion:

    a. In order to convert shares of Series II Preferred Stock into shares of Common Stock of the Corporation, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Series II Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion.

    b. Except for (i) options to purchase shares of Common Stock pursuant to the Corporation's 1988 Stock Option Plan adopted by the Corporation which are outstanding as of the date hereof and except for shares of Common Stock issued upon the exercise of such options granted pursuant to such plan, and (ii) shares of Common Stock issued upon conversion of the Series II Preferred Stock or exercise of the Warrants issued to the holders of the Series II Preferred Stock pursuant to the Stock Purchase Agreement or other warrants or rights to purchase the securities of the Corporation outstanding as of the

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           date hereof, if and whenever the Corporation shall issue or sell any additional shares of its Common Stock for a consideration per share less than the Conversion Price, as defined herein, in effect immediately prior to the time of such issue or sale then, forthwith upon such issue or sale, the Conversion Price shall be reduced to such lesser price. The "Conversion Price" is the Per Share Purchase Price, as the same may be adjusted from time to time in certain instances as provided herein.

              Upon each adjustment of the Conversion Price, each holder of Series II Preferred Stock shall thereafter be entitled to convert, at the Conversion Price resulting from such adjustment, such Series II Preferred Stock into the number of shares of Common Stock obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares into which the Series II Preferred Stock is convertible pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

              For the purposes of this subparagraph (b), the following provisions (1) to (3), inclusive, shall also be applicable:

           (1) In case at any time the Corporation shall grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, (a) Common Stock or (b) any obligations or any shares of stock of the Corporation which are convertible into, or exchangeable for, Common Stock (any of such obligations or shares of stock being hereinafter called "Convertible Securities") whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of

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                   such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

           (2) In case the Corporation shall issue or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph (c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

           (3) In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation, without deducting therefrom any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in


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                   connection therewith.  In case any shares of Common Stock or
                   Convertible Securities or any rights or options to purchase such Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as determined by the Board of Directors of the Corporation of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall determine to be attributable to such Common Stock, Convertible Securities, rights or options, as the case may be. In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any other corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of Common Stock issuable upon conversion immediately prior to such merger, conversion or sale, for purposes of subparagraph (g) below, shall be made after giving effect to such adjustment of the Conversion Price.

    c. In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Common Stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in subparagraph (d) below) or Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series II Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series II Preferred Stock have been converted, and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since the issuance of such shares of Series II Preferred Stock, such holder (i) had been the record holder of the number of shares of Common Stock then received, and (ii) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, or in any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Corporation.

    d. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

    e. If (i) the purchase price provided for in any right or option referred to in clause (1) of subparagraph (b), or (ii) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in clause (1) or clause (2) of subparagraph (b), or (iii) the rate at which any Convertible Securities referred to in clause (1) or clause (2) of subparagraph (c) are convertible into or exchangeable for Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have been obtained had the adjustments made upon the issuance of such rights, options or Convertible Securities been made upon the basis of (a) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (b) the issuance at the time of such change of any such options, rights, or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price; and on the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the conversion price then in effect hereunder shall forthwith be increased to such conversion price as would have obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of the shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities. If the purchase price provided for in any right or option referred to in clause (1) of subparagraph (b), or the rate at which any Convertible Securities referred to in clause (1) or clause (3) of subparagraph (b) are convertible into or exchangeable for Common Stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the conversion price then in effect hereunder shall forthwith be decreased to such conversion price as would have obtained had the adjustments made upon the issuance of such right, option or Convertible Security been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

    f. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series II Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock of the Corporation immediately theretofore receivable upon the conversion of Series II Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series II Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series II Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series II Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series II Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series II Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

    g.     In case at any time:

           (1) the Corporation shall declare any cash dividend on its Common Stock at a rate in excess of the rate of the last cash dividend theretofore paid;

           (2) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

           (3) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

           (4) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

           (5) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

           then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series II Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (a) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

    h. If any event occurs as to which in the opinion of the Board of Directors of the Corporation the other provisions of this paragraph
           (2) are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series II Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

    i. The Series II Preferred Stock may be converted into Common Stock only during the period prior to July 23, 1998.

    j. As used in this paragraph (2) the term "Common Stock" shall mean and include the Corporation's presently authorized Common Stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares receivable pursuant to conversion of shares of Series II Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series II Preferred Stock, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph (g) above.

    k. No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Market Price per share of Common Stock as of the close of business on the day of conversion. "Market Price" shall mean if the Common Stock is traded on a securities exchange or on The NASDAQ SmallCap Market, the closing price of the Common Stock on such exchange or The NASDAQ SmallCap Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing price, in each case averaged over a period of 20 consecutive business days prior to the date as of which "Market Price" is being determined.
           If at any time the Common Stock is not traded on an exchange or The NASDAQ SmallCap Market, or otherwise traded in the over-the-counter market, the "Market Price" shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Corporation as of a date which is within 15 days of the date as of which the determination is to be made.

    l. The holders of the Series II Preferred Stock shall be entitled to the registration rights provided for in Section 11 of the Stock Purchase Agreement.

    (c) DEFINITION. All capitalized terms not otherwise defined herein shall have the definition ascribed to them in the Stock Purchase Agreement.

    FURTHER RESOLVED, that W. Edward McConaghay, President of the Corporation, be, and hereby is, authorized and directed to make and execute a Certificate of Designation embracing the foregoing resolutions and to cause such Certificate of Designation to be filed with the office of the Secretary of State of the State of Minnesota.

    IN WITNESS WHEREOF, this Certificate of Designation is hereby executed on behalf of the Corporation by Brian D. Wenger, its Secretary, this 23rd day of July, 1997, pursuant to Chapter 302A, Minnesota Statutes.


                                  TELIDENT, INC.



                                  By  /s/ Brian D. Wenger
                                    -------------------------------------------
                                     Brian D. Wenger, Secretary